ROGELIO G. CASTRO
Certified Public Accountant

463 West Fifth Street	Telephone:	(805) 486-5630
Oxnard, California 93030	Fax:	(805) 487-7433

September 28, 2001

Mr. Thomas Ronk
President
e-Synergies, inc.
3 Corporate Plaza, Suite 250
Newport Beach, California, 92660

Gentlemen:

e-Synergies, inc. has dismissed Rogelio G. Castro, CPA of Oxnard, California, as its principal accountant, effective September 28, 2001.

During the two most recent fiscal years of the registrant, dating to the registrant's commencement of business on February 1, 2000, and each subsequent interim period preceding August 31, 2001, there were no disagreements with the management of e-Synergies, inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to our satisfaction would have caused us to make reference in connection with any report to the subject matter of the disagreements.

Our reports on the financial statements of the e-Synergies, inc. have contained no adverse opinions or disclaimer of opinion, nor was either qualified or modified as to audit scope, or accounting principles.

Very truly yours,

/s/ Rogelio G. Castro

Rogelio G. Castro, CPA